Exhibit 5.1

Delphi Technologies PLC                                                             2 May 2019

Queensway House

Hilgrove Street

St Helier

Jersey

JE1 1ES

Dear Sirs

Delphi Technologies PLC (the “Company”)

We have acted as Jersey legal advisers to the Company in connection with the registration statement on Form S-8 dated 2 May 2019 (the “Form S-8”) relating to the Nonqualified Stock Option Inducement Agreement entered into on 7 January 2019 by the Company and Richard F. Dauch (the “Plan”).

Under the Plan, the Company has granted an option (the “Option”) relating to Plan Shares (as defined below) to Richard F. Dauch (such person being the “Option Holder”).

1.	Documents Examined

1.1	For the purposes of this opinion we have examined and relied upon copies of the following documents:

1.1.1	the Form S-8 in the form in which it is to be filed with the US Securities and Exchange Commission;

1.1.2	the Company’s memorandum and articles of association in force as at the date hereof; and

1.1.3	the Plan.

1.2	For the purposes of this opinion, we have not:

1.2.1	examined any other document relating to the Plan or the Plan Shares (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S-8); or

1.2.2	undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

1.3	In this opinion:

1.3.1

“non-assessable” means, in relation to any Plan Shares, that no further sum shall be payable by a holder of those Plan Shares in respect of the issue price of those Plan Shares pursuant to the Option made under the Plan; and

1.3.2

“Plan Shares” means ordinary shares of $0.01 each in the capital of the Company which may be issued to the Option Holder (or to a nominee of the Option Holder) pursuant to, or in connection with, the Option made under the Plan.

1.4	In this opinion, headings are for convenience only and do not affect its interpretation.

2.	Assumptions

In giving this opinion, we have assumed:

2.1	that the Plan has been, and will at all times be, operated in accordance with its terms;

2.2	that the Company’s board of directors (or a duly authorised committee or such persons as a duly authorised committee may appoint in accordance with the terms of the Plan):

2.2.1	have authorised the grant of the Option; and

2.2.2	will resolve to issue the Plan Shares in a manner consistent with their fiduciary duties and in accordance with the terms of the Plan and the Company’s articles of association;

2.3	that no allotment and issue of Plan Shares will result in the authorised share capital of the Company being exceeded;

2.4	that all Plan Shares will be, duly allotted and issued in accordance with the Company’s articles of association;

2.5	the authenticity, accuracy, completeness and conformity to original documents of all documents and certificates examined by us;

2.6

that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any officer of the Company or of one of its subsidiaries are genuinely those of the persons whose signatures they purport to be;

2.7	that there is no provision of any law (other than Jersey law) that would affect anything in this opinion;

2.8

that the Company is solvent (meaning that the Company will be able to discharge its liabilities as they fall due) and will be solvent at all times as and when it issues any Plan Shares in accordance with the Plan; and

2.9	that no event occurs after today’s date that would affect anything in this opinion.

3.	Opinion

As a matter of Jersey law and based on, and subject to, the assumptions, limitations and the qualification set out in this opinion, we are of the opinion that:

3.1	in relation to any Plan Shares to be allotted and issued to the Option Holder (or to a nominee of the Option Holder) under the Plan in settlement of the Option, upon the:

3.1.1	receipt in full by the Company of all amounts payable by the Option Holder under the Plan in respect of such Option and/or such Plan Shares; and

3.1.2	entry of the name of the Option Holder (or the nominee of the Option Holder) as the holder of those Plan Shares in the Company’s register of members,

those Plan Shares will be validly issued, fully paid and non-assessable.

4.	Qualification

Our opinion is subject to any matter of fact not disclosed to us.

5.	Jersey Law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

6.	Benefit of Opinion

6.1

This opinion is only addressed to, and for the benefit of, the Company. It is given solely in connection with the issue of Plan Shares pursuant to the Plan. Save as set out in paragraph 6.2 below, this opinion may not, without our prior written consent, be transmitted or disclosed to any other person (including, without limitation, any Option Holder) or be relied upon for any other purpose whatsoever.

6.2	We consent to the disclosure of this opinion as an exhibit to the Form S-8 and its filing with the US Securities and Exchange Commission.

Yours faithfully,

/s/ Carey Olsen Jersey LLP

Carey Olsen Jersey LLP